-------------------                              U.S. SECURITIES AND EXCHANGE COMMISSION                ----------------------------
| F  O  R  M   5  |                                     WASHINGTON, D.C. 20549                          |       OMB APPROVAL       |
-------------------                                                                                     |--------------------------|
    CHECK THIS BOX IF NO LONGER         ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP             |OMB NUMBER       3235-0362|
[ ] SUBJECT TO SECTION 16. FORM 4 OR                                                                    |EXPIRES: SEPTEMBER 30,1998|
    FORM 5 OBLIGATIONS MAY CONTINUE.                                                                    |ESTIMATED AVG. BURDEN     |
    SEE INSTRUCTION 1(b).                                                                               |HOURS PER RESPONSE.....1.0|
[ ] FORM 3 HOLDINGS REPORTED   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, ----------------------------
                                  Section 17(a) of the Public Utility Holding Company Act of 1935 or
[ ] FORM 4 TRANSACTIONS REPORTED         Section 30(f) of the Investment Company Act of 1940
------------------------------------------------------------------------------------------------------------------------------------
|1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or Trading Symbol      |6.Relationship of Reporting Person(s) to|
|                                        |                                                |  Issuer (Check all Applicable)         |
|  JOHNSON, ROBERT E.                    |National Processing, Inc. (NAP)                 |                                        |
|                                        |                                                |    Director             10% Owner      |
|----------------------------------------|------------------------------------------------|---                   ---               |
|      (Last)       (First)    (Middle)  |3.IRS or Soc. Sec. No. |4.Statement for Month/  | X Officer               Other          |
|                                        |  of Reporting Person  |  Year                  |---(give title below) ---(Specify below)|
|  NATIONAL PROCESSING, INC.             |  (Voluntary)          |                        |                                        |
|  ONE OXMOOR PLACE                      |                       |  DECEMBER 31, 1997     | EXECUTIVE VICE PRESIDENT               |
|                                        |                       |                        |                                        |
|----------------------------------------|                       |------------------------|----------------------------------------|
|           (Street)                     |                       |5.If Amendment, Date of |7. Individual or Joint/Group Filing     |
|                                        |                       |  Original (Month/Year) |   (Check Applicable Line)              |
|                                        |                       |                        |                                        |
|  101 BULLITT LANE, SUITE 450           |                       |                        | X  Form filed by One Reporting Person  |
|  LOUISVILLE, KY 40222                  |                       |                        |---                                     |
|                                        |                       |                        |    Form filed by More than One         |
|                                        |                       |                        |--- Reporting Person                    |
|----------------------------------------------------------------------------------------------------------------------------------|
|      (City)         (State)     (Zip)  |                                                                                         |
|                                        |     TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED    |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security            |2.Trans-  |3.Trans-   |4.Security Acquired (A)        |5.Amount of      |6.Ownership |7.Nature of |
|  (Instr. 3)                   |  action  |  action   |  or Disposed of (D)           |  Securities     | Form:      |  Indirect  |
|                               |  Date    |  Code     |  (Instr. 3, 4 and 5)          |  Beneficially   | Direct (D) |  Beneficial|
|                               |          | (Instr.8) |                               |  Owned at End of| or Indirect|  Owner-    |
|                               | (Month/  |           |-------------------------------|  Issuer's       | (I)        |  Ship      |
|                               | Day/     |           |             | (A)or |         |  Fiscal Year    |            |            |
|                               | Year)    |           |   Amount    | (D)   |  Price  |  (Instr. 3 & 4) | (Instr. 4) |  (Instr. 4)|
|-------------------------------|----------|-----------|-------------|-------|---------|-----------------|------------|------------|
|                               |          |           |             |       |         |                 |            |            |
|COMMON STOCK                   |          |           |             |       |         |     5,000.000   | D          |            |
|                               |          |           |             |       |         |                 |            |            |
|-------------------------------|----------|-----------|-------------|-------|---------|-----------------|------------|------------|
|                               |          |           |             |       |         |                 |            |            |
|                               |          |           |             |       |         |                 |            |            |
|-------------------------------|----------|-----------|-------------|-------|---------|-----------------|------------|------------|
|                               |          |           |             |       |         |                 |            |            |
|                               |          |           |             |       |         |                 |            |            |
|-------------------------------|----------|-----------|-------------|-------|---------|-----------------|------------|------------|
|                               |          |           |             |       |         |                 |            |            |
|                               |          |           |             |       |         |                 |            |            |
|-------------------------------|----------|-----------|-------------|-------|---------|-----------------|------------|------------|
|                               |          |           |             |       |         |                 |            |            |
|                               |          |           |             |       |         |                 |            |            |
|-------------------------------|----------|-----------|-------------|-------|---------|-----------------|------------|------------|
|                               |          |           |             |       |         |                 |            |            |
|                               |          |           |             |       |         |                 |            |            |
|-------------------------------|----------|-----------|-------------|-------|---------|-----------------|------------|------------|
|                               |          |           |             |       |         |                 |            |            |
|                               |          |           |             |       |         |                 |            |            |
|-------------------------------|----------|-----------|-------------|-------|---------|-----------------|------------|------------|
|                               |          |           |             |       |         |                 |            |            |
|                               |          |           |             |       |         |                 |            |            |
|-------------------------------|----------|-----------|-------------|-------|---------|-----------------|------------|------------|
|                               |          |           |             |       |         |                 |            |            |
|                               |          |           |             |       |         |                 |            |            |
|-------------------------------|----------|-----------|-------------|-------|---------|-----------------|------------|------------|
|                               |          |           |             |       |         |                 |            |            |
|                               |          |           |             |       |         |                 |            |            |
- ----------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities owned directly or indirectly.                               (Over)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                   SEC 2270 (9-96)

FORM 5 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
- ---------------------------------------------------------------------------------------------------------------------------------
|1.Title of|2.Conver-|3.   |4.Trans- |5.Number of      | 6.Date     |7.Title and Amount  |8.Price |9.Number    |10.Owner-|11.Nature|
|Derivative|  sion   |Trans|  action |  Derivative     | Exercisable|  of Underlying     | of     |  of deriv- |ship     |  of     |
|Security  |  or     |Date |  Code   |  Securities     | and        |  Securities        | Deriv- |  ative     |Form of  |  Indir- |
|(Instr. 3)|  Excer- |(Mon/|(Instr.8)|  Acquired (A) or| Expiration |  (Instr. 3 & 4)    | ative  |  Secur-    |Deriv-   |  ect    |
|          |  cise   | Day/|         |  Disposed of (D)| Date       |                    | Secur- |  ities     |ative    |  Bene-  |
|          |  Price  |Year)|         |  (Instr. 3, 4   | (Month/Day/|                    | ity    |  Bene-     |Security:|  ficial |
|          |  of     |     |         |  and 5)         |  Year)     |                    | (Instr.|  ficially  |Direct   |  Owner- |
|          |  Deri-  |     |         |                 |------------|--------------------| 5.)    |  Owned     |(D) or   |  ship   |
|          |  vative |     |         |                 |Date   |Exp.|        | Amount or |        |  at End    |Indirect |  (Instr.|
|          |  Secur- |     |         |-----------------|Exer-  |Date| Title  | Number of |        |  of Year   |(I)      |   4)    |
|          |  ity    |     |         |  (A)   |   (D)  |cisable|    |        | Shares    |        |  (Instr.4) |(Instr.4)|         |
|----------|---------|-----|---------|--------|--------|-------|----|--------|-----------|--------|------------|---------|---------|
|          |         |     |         |        |        |       |    |        |           |        |            |         |         |
|OPTIONS   |         |     |         |        |        |       |    |COMMON  |175,000.000|        |175,000.000 | D       |         |
|(RIGHTS TO|         |     |         |        |        |       |    |STOCK   |           |        |            |         |         |
|BUY)      |         |     |         |        |        |       |    |        |           |        |            |         |         |
|          |         |     |         |        |        |       |    |        |           |        |            |         |         |
|----------|---------|-----|---------|--------|--------|-------|----|--------|-----------|--------|------------|---------|---------|
|          |         |     |         |        |        |       |    |        |           |        |            |         |         |
|          |         |     |         |        |        |       |    |        |           |        |            |         |         |
|          |         |     |         |        |        |       |    |        |           |        |            |         |         |
|          |         |     |         |        |        |       |    |        |           |        |            |         |         |
|----------|---------|-----|---------|--------|--------|-------|----|--------|-----------|--------|------------|---------|---------|
|          |         |     |         |        |        |       |    |        |           |        |            |         |         |
|          |         |     |         |        |        |       |    |        |           |        |            |         |         |
|          |         |     |         |        |        |       |    |        |           |        |            |         |         |
|          |         |     |         |        |        |       |    |        |           |        |            |         |         |
|----------|---------|-----|---------|--------|--------|-------|----|--------|-----------|--------|------------|---------|---------|
|          |         |     |         |        |        |       |    |        |           |        |            |         |         |
|          |         |     |         |        |        |       |    |        |           |        |            |         |         |
|          |         |     |         |        |        |       |    |        |           |        |            |         |         |
|          |         |     |         |        |        |       |    |        |           |        |            |         |         |
|----------|---------|-----|---------|--------|--------|-------|----|--------|-----------|--------|------------|---------|---------|
|          |         |     |         |        |        |       |    |        |           |        |            |         |         |
|          |         |     |         |        |        |       |    |        |           |        |            |         |         |
|          |         |     |         |        |        |       |    |        |           |        |            |         |         |
|          |         |     |         |        |        |       |    |        |           |        |            |         |         |
|----------|---------|-----|---------|--------|--------|-------|----|--------|-----------|--------|------------|---------|---------|
|          |         |     |         |        |        |       |    |        |           |        |            |         |         |
|          |         |     |         |        |        |       |    |        |           |        |            |         |         |
|          |         |     |         |        |        |       |    |        |           |        |            |         |         |
|          |         |     |         |        |        |       |    |        |           |        |            |         |         |
|----------|---------|-----|---------|--------|--------|-------|----|--------|-----------|--------|------------|---------|---------|
|          |         |     |         |        |        |       |    |        |           |        |            |         |         |
|          |         |     |         |        |        |       |    |        |           |        |            |         |         |
|          |         |     |         |        |        |       |    |        |           |        |            |         |         |
|          |         |     |         |        |        |       |    |        |           |        |            |         |         |
|----------|---------|-----|---------|--------|--------|-------|----|--------|-----------|--------|------------|---------|---------|
|          |         |     |         |        |        |       |    |        |           |        |            |         |         |
|          |         |     |         |        |        |       |    |        |           |        |            |         |         |
|          |         |     |         |        |        |       |    |        |           |        |            |         |         |
|          |         |     |         |        |        |       |    |        |           |        |            |         |         |
|----------|---------|-----|---------|--------|--------|-------|----|--------|-----------|--------|------------|---------|---------|
|          |         |     |         |        |        |       |    |        |           |        |            |         |         |
|          |         |     |         |        |        |       |    |        |           |        |            |         |         |
|          |         |     |         |        |        |       |    |        |           |        |            |         |         |
|          |         |     |         |        |        |       |    |        |           |        |            |         |         |
|----------|---------|-----|---------|--------|--------|-------|----|--------|-----------|--------|------------|---------|---------|
|          |         |     |         |        |        |       |    |        |           |        |            |         |         |
|          |         |     |         |        |        |       |    |        |           |        |            |         |         |
|          |         |     |         |        |        |       |    |        |           |        |            |         |         |
|          |         |     |         |        |        |       |    |        |           |        |            |         |         |
------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:








                                                                                /s/ Robert E. Johnson                    2/12/98
                                                                             ------------------------------------------  ----------
**Intentional misstatements or omissions of facts constitute Federal              **Signature of Reporting Person           Date
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed.
      If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not
required to respond unless the form displays a currently valid OMB Number.                                                    Page 2
                                                                                                                     SEC 2270 (9-96)